June 24, 2025

Donald P. Newman
Chief Financial Officer
ATI Inc.
2021 McKinney Avenue
Dallas, Texas 75201

       Re: ATI Inc.
           Form 10-K for the Fiscal Year Ended December 29, 2024
           File No. 001-12001
Dear Donald P. Newman:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Manufacturing